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                                                                    EXHIBIT (11)

                   COMPUTATION OF EARNINGS PER COMMON SHARE


  The details of the computation of earnings per common share are disclosed in the Consolidated Statements of Earnings for the Three Months and Nine Months Ended September 30, 1995 and 1994 (unaudited) contained in the Quarterly Report on Form 10-Q of the registrant for the quarter ended September 30, 1995.